Exhibit 4.3

SECURED NOTE

$24,000.00	February 10, 2015 (the "Issuance Date")

FOR VALUE RECEIVED Next Graphite, Inc. (the "Borrower"), hereby promises to pay to the order of Iron Grid Ltd., or registered assigns (the "Holder") the principal amount of Twenty-Four Thousand Dollars ($24,000.00) together with interest (as set forth herein), on or prior to July 31, 2015 (the "Maturity Date"). The principal balance of this Note and accrued interest shall be payable pursuant to Paragraph 1.

1.            Payments of Principal and Interest.

(a) Payment of Principal and Interest. The principal balance of this Note and any accrued interest shall be paid to the Holder hereof on the Maturity Date. The Borrower may prematurely pay or prepay any outstanding principal balance or accrued interest to the Holder. Any amount of principal on this Note outstanding shall bear interest at the rate of five percent (5%) per annum from the date thereof until the same is paid.

(b) Default Interest. Any amount of principal on this Note which is not paid when due shall bear interest at the rate of seven percent (7%) per annum from the date thereof until the same is paid ("Default Interest").

(c) General Payment Provisions. This Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Borrower in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Delaware are authorized or required by law or executive order to remain closed.

2.            Security Interest. Borrower hereby grants Holder a continuing security interest in the assets of Borrower to secure all obligations and performance of Borrower’s duties hereunder (collectively, the "Obligations"). Notwithstanding anything contained herein to the contrary, any rights granted to Holder pursuant to the security interest granted hereunder may only be enforced following prior written notice of a default of the Obligations to Borrower with a five (5) day opportunity for each party to cure such default.

3.            Defaults and Remedies.

(a) Events of Default. An "Event of Default" is: (i) default for five (5) days in payment of interest or Default Interest on this Note; (ii) default in payment of the principal amount of this Note when due; (iii) failure by the Borrower for five (5) days after notice to it to comply with any other material provision of this Note.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare all of this Note, including any interest and Default Interest and other amounts due, to be due and payable immediately.

4.            Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder.

5.            Lost or Stolen Note. Upon receipt by the Borrower of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Borrower in a form reasonably acceptable to the Borrower and, in the case of mutilation, upon surrender and cancellation of the Notes, the Borrower shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

6.            Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Note, then the Borrower shall pay to the Holder all reasonable attorneys' fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

7.            Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Borrower for cancellation and shall not be reissued.

8.            Waiver of Notice. To the extent permitted by law, the Borrower hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

9.            Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER.

10.          Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Borrower to comply with the terms of this Note.

11.          Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Borrower and all Holders and shall not be construed against any person as the drafter hereof.

12.          Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed as of the Issuance Date.

By:	/s/ Charles C. Bream